EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2021 relating to the consolidated financial statements of Citizens, Inc. and consolidated subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Citizens, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading "Named Experts and Legal Opinion" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Austin, Texas
November 10, 2021